SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ] [ ] [ ] [ ] [X]	Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Under Rule 14a-12

Seligman New Technologies Fund, Inc.
(Name of Registrant as Specified In Its Charter)

                 Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11. (1) Title of each class of securities to which transaction applies: _________

(2) Aggregate number of securities to which transaction applies: _________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): __________

(4) Proposed maximum aggregate value of transaction: __________

(5) Total fee paid: __________

[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid: __________

(2) Form, Schedule or Registration Statement No.: __________

(3) Filing Party: __________

(4) Date Filed: __________

September 24, 2003

Dear Financial Advisor:

I am writing to inform you that a proposal to liquidate and dissolve Seligman New Technologies Fund, Inc. (the “Fund”) was approved by the Fund’s Board of Directors at its meeting on September 18, 2003. A special meeting of the stockholders of the Fund will be held on December 4, 2003 at which time stockholders will be asked to vote to approve the plan of complete liquidation and dissolution. If approved by stockholders at this meeting, the plan will become effective on December 4, 2003. Assuming such approval is granted at the special meeting, the Fund’s last repurchase offer would be completed on October 10, 2003. In connection with this meeting, we anticipate a proxy statement will be furnished to the Fund’s stockholders in the coming weeks.

While the technology market has recovered over the last several months, the IPO and M&A markets remain challenging. This state of affairs, combined with the recent bear market in public technology stocks, has resulted in disappointing long-term Fund performance. With a large portion of the Fund’s net assets in private companies, the Fund is getting closer to a potential liquidity problem as assets continue to be needed to meet quarterly repurchase offers, pay ongoing Fund expenses, and satisfy investment commitments to private investment partnerships in which the Fund has invested.

The Manager and the Board estimate that the Fund would have sufficient liquid assets to satisfy quarterly repurchase requests only through July 2004. As the Fund’s Manager does not anticipate that the Fund will experience a significant liquidity event before such time, the Manager believes a permanent solution to the liquidity issue and an orderly liquidation and dissolution of the Fund is in the best interest of the Fund and its stockholders.

We regret that this course of action has become unavoidable, and thank you for your patience during this difficult investment environment. For a detailed explanation of the proposed liquidation plan, please refer to the enclosed material.

Sincerely,

Stephen J. Hodgdon
President
Seligman Advisors, Inc.

BROKER/DEALER USE ONLY

Seligman New Technologies Fund, Inc.

Topic:    Proposed Liquidation of Seligman New Technologies Fund, Inc.

What is the reason for the proposed liquidation of Seligman New Technologies Fund?

o	Despite the technology market’s recovery from its most recent lows, the lingering effects of a very pronounced and prolonged bear market in technology and the ensuing lack of IPO or M&A activity has resulted in disappointing long-term Fund performance. In addition, a large portion of the Fund’s net assets are in private companies, bringing the Fund closer to a potential liquidity problem as assets continue to be needed to meet quarterly repurchase offers and expenses and to satisfy the Fund’s investment commitments to private investment partnerships in which the Fund has invested.

o	In addition to the lack of meaningful liquidity events occurring within the Fund’s portfolio during the past few months, the Fund’s manager, J. & W. Seligman & Co. Incorporated (the “Manager”), does not anticipate that such events are likely to occur over the next six months. In particular, the Manager does not believe that the Fund should expect any liquidity arising from an IPO by GMP Companies, Inc., the Fund’s largest holding, during such period. If the Fund continues its normal operations, and pays expenses as incurred and makes additional investments (including follow-on investments and investment partnership commitments) as needed, the Manager and the Board estimate that the Fund would have sufficient liquid assets to satisfy quarterly repurchase requests through July 2004, but not thereafter. Changes in market conditions could affect the Fund’s liquidity, both positively and negatively. For example, a revival of IPO activity could create liquidity if the Fund were able to sell some of its venture capital investments. Conversely, further declines in the public technology market could reduce the value of the Fund’s liquid investments. As a result, and after consideration and evaluation of options to address the Fund’s on-going liquidity needs, the Manager believes a permanent solution to the liquidity issue is preferable and, at the Manager’s request, the Board has authorized an orderly liquidation of the Fund and will submit a proposed plan of complete liquidation and dissolution to stockholders for their approval.

o	The Manager believes the liquidation of the Fund is the best course of action for the Fund and its stockholders. A proposal to liquidate the Fund, as opposed to merging the Fund or raising new cash, will preserve for stockholders any potential capital appreciation of the Fund’s venture capital holdings by not diluting their investment in the Fund’s current venture capital portfolio.

o	We regret that this course of action has become unavoidable; however, we feel strongly that it is in the best interest of Fund stockholders. Additional information will be provided in coming weeks as the situation unfolds.

What does the term LIQUIDATION mean?

o	Often, liquidation is perceived as an immediate sale of assets for cash proceeds. However, due to the illiquid nature of a majority of the Fund’s assets, the process of liquidating the Fund’s assets could take several years to complete. Assuming the plan is approved, the Manager will be authorized to sell and liquidate all the assets of the Fund and engage in such other transactions as may be appropriate to its liquidation and dissolution in accordance with the plan. In conjunction with the proposed plan, from the effective time of the plan, the Fund will discontinue its quarterly repurchase offers. By terminating quarterly repurchase offers, the Fund will not be forced to dispose of venture capital companies at distressed or “fire sale” prices in an effort to raise cash to honor repurchase requests. Instead, liquidation will provide the Fund with the necessary time needed to properly dispose of securities of venture capital companies over time at prices believed to be reasonable in light of future prospects of those companies. Any public securities would be sold at market prices prevailing on or about the effective date of adoption of the plan.

When, and in what fashion, will stockholders receive official notification of this forthcoming proposal?

o	A special meeting of stockholders of the Fund will be held on December 4, 2003 for the purposes of conducting a stockholder vote regarding the proposed liquidation of the Fund. In connection with such meeting, a proxy statement will be furnished to the Fund’s stockholders. Subject to any comments that might be received from the SEC, such proxy statement is expected to be mailed on or about October 8, 2003 and will include as Appendix A a copy of the plan of complete liquidation and dissolution. Additionally, a letter will be sent to stockholders in the coming weeks that will describe the proposed liquidation.

BROKER/DEALER USE ONLY

How can I get a copy of the proxy statement and the plan of complete liquidation and dissolution?

o	A copy of the preliminary proxy statement that was recently filed with the SEC (which includes as Appendix A a copy of the plan of complete liquidation and dissolution) can be obtained on the EDGAR Database on the SEC’s Internet site: www.sec.gov.

What are the important dates concerning the Fund’s liquidation?

o	A special meeting of the stockholders of the Fund will be held on December 4, 2003. At this meeting, stockholders will be asked to vote to approve the plan of complete liquidation and dissolution. If the plan is approved at this meeting, it will become effective on December 4, 2003.

o	The Fund’s last repurchase offer would be completed on October 10, 2003 (if the plan is approved by stockholders by December 5, 2003) or January 9, 2004 (if the plan is approved by stockholders after December 5, 2003, but before January 28, 2004). We anticipate that any repurchase offer would be pro-rated to the standard 5% maximum.

How will the Fund’s assets be managed going forward?

o	During the liquidation period, the Manager will continue to manage the Fund’s portfolio, including maintaining contact with the portfolio companies and evaluating their profitability and cash needs. However, the plan will restrict the Manager’s authority to make new investments for the Fund. Under the plan, the Manager may make additional investments on behalf of the Fund only in (a) short-term liquid securities for cash management purposes (e.g., money market instruments), (b) limited partnership interests as required by the Fund’s outstanding contractual commitments to limited partnerships, and (c) companies the securities of which are at the time held in the Fund’s portfolio, but only if the Manager determines (i) that the securities of that company may not at that time be sold or may be sold only at a disadvantageous price and (ii) that making such additional investment is necessary or advisable to protect the Fund from dilution or other reduction in value, and in any case only to the extent that the Fund has, at the time, sufficient liquid assets with which to make such additional investment.

How will any future proceeds be distributed to stockholders?

o	From time to time during the liquidation period, the Fund shall distribute to its stockholders of record, pro rata in accordance with their respective interests, such amounts of cash, liquid securities or other assets as they become available for distribution as a result of the sale or other disposition of portfolio securities. The Fund anticipates it will distribute cash to stockholders. It is not possible at this time to predict the amounts or timing of any such distributions.

In developing the plan of liquidation, what other alternatives were considered by the Manager?

o	While many of the alternatives listed below have merit, the Manager and the Board believe that the plan of complete liquidation and dissolution remains the best course of action for the Fund and its stockholders at this time. A discussion of these alternatives is included in the Fund’s proxy statement.

— Change of Frequency and Amounts of Repurchase Offers
—       Elimination of Mandatory Repurchase Offers & Implementation of Periodic Discretionary Repurchase Offers
—       Merger of the Fund into an open-end fund
—       Merger of the Fund into Seligman New Technologies Fund II, Inc.
—       Raising New Cash
— Listing the Fund

Will the Management Fee be reduced as a result of this action?

o	YES, in light of the Fund’s inability during the liquidation to make new investments in venture capital companies not owned by the Fund or in publicly traded securities, the Manager has voluntarily undertaken to reduce its management fee to 1.50% of the Fund’s average daily net assets (from 2.00%) from the time the plan takes effect until the liquidation of the Fund is completed.

BROKER/DEALER USE ONLY

How will ongoing Fund details be communicated to stockholders throughout the liquidation period?

o	It is our intention to continue to conduct the quarterly conference calls, which are open to all Financial Advisors and stockholders. The Fund’s net asset value will continue to be priced daily and published in the various publications, including Seligman’s website www.seligman.com

What impact will this proposal have on the stockholders of Seligman New Technologies Fund II, Inc.?

o	None. This liquidation proposal does not apply to Seligman New Technologies Fund II, Inc., which will continue its normal operations. Based on a recent liquidity analysis, the Manager has no immediate concerns regarding the liquidity of Seligman New Technologies Fund II, Inc. and its ability to make repurchase offers.

This communication is not a solicitation of a proxy from any security holder of Seligman New Technologies Fund, Inc. (the “Fund”). The Fund will file a definitive proxy statement with the Securities and Exchange Commission in connection with the special meeting of stockholders. Information regarding the identity of the persons who may, under Securities and Exchange Commission rules, be deemed to be participants in the solicitation of stockholders of the Fund in connection with the proposed plan of complete liquidation and dissolution, and their interests in the solicitation, will be set forth in the definitive proxy statement to be filed with the Securities and Exchange Commission. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION. Investors and stockholders will be able to obtain copies of the definitive proxy statement filed by the Fund free of charge at the Securities and Exchange Commission’s web site at www.sec.gov. Investors and stockholders will also be able to obtain the definitive version of the proxy statement free of charge by directing their requests to J. & W. Seligman & Co. Incorporated, 100 Park Avenue, New York, NY 10017.

BROKER/DEALER USE ONLY